Exhibit 10.8
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Agreement”) is entered into by and between Synthesis Energy Systems, Inc., a Delaware corporation (the “Corporation”), and Timothy E. Vail, an individual residing at 5106 Doliver, Houston, Texas 77056 (the “Executive”), November 15, 2006, effective for all purposes the 30th day of May, 2006 (“the Effective date”).
RECITALS:
     WHEREAS, Section 2 of that certain Employment Agreement between the Corporation and Executive dated May 30, 2006 (the “Employment Agreement”), defines the Executive’s position with the Corporation as “Chief Executive Officer”;
     WHEREAS, the Executive has actually served both as Chief Executive Officer and as President of the Corporation since execution of the Employment Agreement;
     WHEREAS, the Executive and the Corporation wish to amend the Employment Agreement, effective as of the Effective Date, to reflect that the Executive serves both as Chief Executive Officer and as President of the Corporation.
     NOW, THEREFORE, in accordance with Section 11 of the Employment Agreement, and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows:
     1. Section 2(a) of the Employment Agreement is amended and replaced, in its entirety, with the following:
     “The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall, except as otherwise expressly provided herein, devote his full-time energies and talents exclusively to serving in the capacities of Chief Executive Officer and President of the Corporation in the best interests of the Corporation. As Chief Executive Officer and President of the Corporation, the Executive shall perform the duties and functions that are normal and customary to such positions, including, without limitation, the usual duties of a Chief Executive Officer and a President and those duties assigned to him from time to time by the Board of Directors of the Corporation (the “Board”). In such capacity, the Executive will be responsible, subject to the direction of the Board, for all aspects of the operations, financial performance, marketing, sales, recruiting, technology, budgeting, accounting, legal, regulatory, administrative and general management of the Corporation’s business.
     2. All other terms and provisions of the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the Effective Date.

SYNTHESIS ENERGY SYSTEMS, INC.,

A Delaware corporation

/s/ Timothy E. Vail	By:	/s/ Lorenzo D. Lamadrid
TIMOTHY E. VAIL	Printed Name: Lorenzo D. Lamadrid
Title: Chairman of the Board